Heartland Bancshares, Inc. Announces Cash Dividend of $.20 Per Share

FRANKLIN, Ind--Sept. 27, 2005--Heartland Bancshares, Inc. IN (OTCBB:HRTB) announced that it declared a special cash dividend of $.20 per common share payable on November 1, 2005 to shareholders of record on October 14, 2005. This is the first cash dividend paid by Heartland.

The Company's Chairman of the Board Gordon Dunn commented, "October 3, 2005 will mark eight years since Heartland made its original public offering. Local investors, friends and family showed their faith in the vision that the founders of Heartland had to build a strong community bank to serve Johnson County, Indiana by investing in the company. That vision has been built into a financial institution with nearly 100 employees serving thousands of individuals and businesses through four branch locations. Heartland has established a strong capital base through consistent recent earnings, which allows us the opportunity to reward our shareholders through this special cash dividend. We are grateful to our shareholders and customers for their support and confidence in Heartland during our first 8 years of operations."

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area. As previously reported, Heartland's total assets were $198,228,000 and its total equity was $14,148,000 as of June 30, 2005, and its net income was $609,000 or $.43 per share for the six months ended June 30, 2005.

Contact:

Heartland Bancshares, Inc.
Steve Bechman or Jeff Joyce, 317-738-3915